Exhibit 99.1

Raptor Pharmaceutical Corp. Reports
First Quarter Fiscal Year 2013 Financial Results

Novato, California, January 9, 2013 Raptor Pharmaceutical Corp. ("Raptor" or the "Company") (NASDAQ: RPTP), today reported financial results for its first fiscal quarter ended November 30, 2012.

Financial Results and Other Recent Highlights

•
Net loss for the fiscal first quarter ended November 30, 2012 was approximately $13.4 million or $0.26 per share, compared to approximately $11.4 million or $0.25 per share for the same period of the prior fiscal year.

•	Cash, cash equivalents and short-term investments ("Cash") as of November 30, 2012 were approximately $35.5 million.

•
As previously announced, on December 20, 2012, the Company signed a $50 million loan agreement with HealthCare Royalty Partners and received approximately $23.4 million, net of fees and commissions, from the first tranche.

•
Management estimates that the Company's Cash as of December 31, 2012 of approximately $58 million (including the first tranche of cash received from the loan agreement) will fund the Company into the fourth quarter of calendar 2013.

•
As previously announced, on December 21, 2012, the Company received a notice from the U.S. Food and Drug Administration ("FDA") in which the FDA required additional time to complete its review of Raptor's New Drug Application ("NDA") for RP103 for the potential treatment of nephropathic cystinosis and extended the initial Prescription Drug User Fee Act ("PDUFA") goal date from January 30, 2013 to April 30, 2013.  No new studies were requested by the FDA.

"We have made great progress in advancing the development of RP103 and ensuring financial stability for the potential U.S. commercial launch of RP103," said Christopher M. Starr, Ph.D., Raptor's Chief Executive Officer. "In November in a poster session at Kidney Week, we presented positive long-term data from extended use of RP103 in patients with nephropathic cystinosis. In addition, in December we secured a $50 million loan facility which enables us to execute our pre-launch initiatives and to build our commercial infrastructure in anticipation of a potential FDA approval of RP103 for the treatment of cystinosis."

Financial Results for First Fiscal Quarter Ended November 30, 2012
Research and development expenses in the first quarter of fiscal 2013 were approximately $6.8 million, an increase of approximately $1.8 million or 35%, over expenses of approximately $5.0 million in the same period of the prior fiscal year. The increase was primarily due to an increase in RP103 manufacturing expenses to support the ramp-up for the commercial launch of RP103 for the treatment of nephropathic cystinosis, if approved.  The increase was also due to: Raptor's share of the costs to conduct the NIDDK-sponsored NASH Phase 2b clinical trial of RP103; the addition of staff to support Medical Affairs, Regulatory and Clinical Operations; and the increased costs for preclinical development programs.

General and administrative expenses in the first quarter of fiscal 2013 were approximately $6.4 million, an increase of approximately $4.1 million or 172%, over approximately $2.3 million in the same period of the prior fiscal year. The increase was primarily due to pre-commercial expenses related to preparation for the launch of RP103 for the treatment of nephropathic cystinosis, if approved, and for the addition of staff for Commercial Operations (to support pre-commercial and future commercial activities), Finance and Human Resources. General and administrative expenses also increased for non-cash stock option compensation expense and legal expenses, and due to a decrease in general and administrative expenses allocated to research and development due to a change in allocation methodology.

Cash as of November 30, 2012, included approximately $5.9 million received under an At-The-Market financing agreement along with approximately $1.0 million received from warrant exercises during the first fiscal quarter of 2013.

Recent Events
On December 20, 2012, the Company signed a $50 million loan agreement with HealthCare Royalty Partners.  The Company received approximately $23.4 million, net of fees and commissions, in the first tranche.  The Company will receive an additional $25 million before expenses upon receiving FDA approval of RP103 as a therapy for nephropathic cystinosis.  The loan bears interest at an annual fixed rate of 10.75% and a variable royalty rate, tiered down, based on a percentage of future product net sales.  The loan is interest-only for the first two years.
On December 21, 2012, the Company received a notice from the FDA in which the FDA required additional time to complete its review of Raptor's NDA for RP103 for the potential treatment of nephropathic cystinosis and extended the initial PDUFA goal date from January 30, 2013 to April 30, 2013.
In December 2012, Raptor changed its year end from August 31 to December 31.  Therefore the Company will file a transitional Annual Report, on or before March 18, 2013, on Form 10-KT for the short period from September 1, 2012 to December 31, 2012.  Thereafter, the Company will file quarterly reports on Form 10-Q for each calendar quarter.

About Raptor Pharmaceutical Corp.

Raptor seeks to research, develop, and provide access to medicines that improve life for patients with severe and rare disorders. Raptor currently has product candidates in clinical development designed to potentially treat nephropathic cystinosis, non-alcoholic steatohepatitis, Huntington's Disease, and aldehyde dehydrogenase deficiency.

Raptor's preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein and related proteins that are designed to target cancer and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements:  that Raptor will be able to launch RP103 for the potential treatment of nephropathic cystinosis; that Raptor will be able to draw on the second $25 million tranche under the loan agreement with HealthCare Royalty Partners; and that Raptor will receive regulatory approval from the FDA of RP103 for the potential treatment of nephropathic cystinosis by April 30, 2013, or at all.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from these forward-looking statements.  Factors which may significantly change or prevent the Company's forward looking statements from fruition include:  that Raptor may be unsuccessful in developing any products or acquiring products; that Raptor's technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company's process; that Raptor's patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; that Raptor's products may not work as well as hoped or worse, that the Company's products may harm recipients; and that Raptor may not be able to raise sufficient funds for development or working capital.  As well, Raptor's products may never develop into useful products and even if they do, they may not be approved for sale to the public.  Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including:  Raptor's annual report on Form 10-K, filed with the SEC on November 14, 2012, and Raptor's quarterly report on Form 10-Q filed with the SEC on January 9, 2013, all which are available free of charge on the SEC's web site at http://www.sec.gov.   Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC.  Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

Raptor Pharmaceutical Corp.
(A Development Stage Company)
Condensed Consolidated Balance Sheets
(In thousands, except per share data, or unless otherwise specified)

	November 30, 2012 (unaudited)	August 31, 2012 (1)
ASSETS
Current assets:
Cash and cash equivalents	$13,426	$23,580
Restricted cash	163	169
Short-term investments	22,056	15,307
Prepaid expenses and other	2,688	3,111

Total current assets	38,333	42,167
Intangible assets, net	2,168	2,205
Goodwill	3,275	3,275
Fixed assets, net	397	403
Deposits	26	105
Deferred offering costs	116	134
Debt issuance costs	161	-

Total assets	$44,476	$48,289
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Current liabilities:
Accounts payable	$1,846	$1,601
Accrued liabilities	2,972	2,652
Common stock warrant liability	16,238	17,266
Deferred rent	8	14
Capital lease liability - current	8	8

Total current liabilities	21,072	21,541
Capital lease liability - long-term	11	13

Total liabilities	21,083	21,554

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value per share, 15,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.001 par value per share, 150,000 shares authorized 52,098 and 50,568 shares issued and outstanding as at November 30, 2012 and August 31, 2012, respectively	52	51
Additional paid-in capital	153,454	143,380
Accumulated other comprehensive loss	(68)	(50)
Deficit accumulated during development stage	(130,045)	(116,646)

Total stockholders' equity	23,393	26,735

Total liabilities and stockholders' equity	$44,476	$48,289

(1) Derived from the Company's audited consolidated financial statements as of August 31, 2012.

Raptor Pharmaceutical Corp.
(A Development Stage Company)
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)
(In thousands, except per share data, or unless otherwise specified)

	For the three months ended November 30		For the period from September 8, 2005 (inception) to
	2012	2011	November 30, 2012
Revenues:	$-	$-	$-

Operating expenses:
General and administrative	6,365	2,336	37,941
Research and development	6,785	5,016	67,466

Total operating expenses	13,150	7,352	105,407

Loss from operations	(13,150)	(7,352)	(105,407)
Interest income	119	64	832
Interest expense	0	(1)	(119)
Foreign currency transaction gain	60	59	234
Realized gain on short-term investments	0	0	214
Unrealized loss on short-term investments	(64)	(35)	(66)
Adjustment to fair value of common stock warrants	(364)	(4,168)	(25,733)

Net loss	(13,399)	(11,433)	(130,045)
Other comprehensive loss
Foreign currency translation adjustment	(18)	(8)	(68)

Comprehensive loss	$(13,417)	$(11,441)	$(130,113)

Net loss per share:
Basic and diluted	$(0.26)	$(0.25)

Weighted-average shares outstanding used to compute:
Basic and diluted	51,557	45,623

CONTACT:

Georgia Erbez
Chief Financial Officer
Raptor Pharmaceutical Corp.
(415) 382-1111 x204
gerbez@raptorpharma.com